                                                                   EXHIBIT 10.26

                 THE CHASE MANHATTAN BANK/CHASE SECURITIES INC.



                                                June 17, 1997


                        Hearst-Argyle Television, Inc.
                        ------------------------------
                           Senior Credit Facilities
                           ------------------------
                               Commitment Letter
                               -----------------


Argyle Television, Inc.
200 Concord Plaza, Suite 700
San Antonio, Texas 78216

Attention:   Harry T. Hawks

Ladies and Gentlemen:

          You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that Argyle Television, Inc. ("Argyle"), a Delaware corporation, and The Hearst Corporation, a Delaware corporation ("Hearst"), propose to enter into a merger transaction (the "Merger") in which the survivor, to be renamed "Hearst-Argyle Television, Inc." (the "Borrower"), will require senior credit facilities in an aggregate amount of up to $1,000,000,000 (the "Facilities"). You have supplied us a copy of the Agreement and Plan of Merger dated as of March 26, 1997 (the "Agreement and Plan of Merger") by and among Hearst, the subsidiaries of Hearst named therein and Argyle pursuant to which the Merger and certain related transactions are to be consummated. In that connection, we have been discussing arrangements under which CSI would agree to structure, arrange and syndicate the Facilities and Chase would commit to provide the entire principal amount of the Facilities and to serve as administrative agent for the Facilities.

             CSI is pleased to advise you that it is willing to act as exclusive advisor and syndication agent for the Facilities.

             Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). We intend to syndicate the Facilities to a group of financial institutions (together with Chase, the "Lenders") identified by us in consultation with you. Chase shall be relieved of its obligation to provide the entire amount of the Facilities to the extent that you accept the offers of Lenders other than Chase to provide any portion of the Facilities.

          CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist CSI in completing a syndication mutually satisfactory to the parties hereto. Such assistance shall include (a) your using reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of Argyle and Hearst, (b) direct contact between senior management and (if reasonable and necessary) advisors of Argyle, Hearst and the proposed Lenders,
(c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or (if reasonable and necessary) more meetings of prospective Lenders.

          It is agreed that Chase will act as the sole and exclusive Administrative Agent, and that CSI will act as the sole and exclusive advisor and Syndication Agent, for the Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. No other agents or co-agents will be appointed, no other titles will be awarded (other than those expressly contemplated by the Term Sheet) and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities, in each case unless you and we shall so agree. Although the Term Sheet contemplates that Morgan Guaranty Trust Company of New York will act as Documentation Agent, its agreement to the terms and conditions set forth herein is not necessary since Chase will provide the entire amount of the Facilities upon the terms and subject to the conditions previously stated.

          CSI will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Borrower and its subsidiaries, the Merger and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections, and any forward-looking statements, that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions in light of conditions in effect on the date prepared it being understood that such Projections do not constitute a warranty as to the future performance of the Borrower and that actual results may vary from the Projections. You have indicated that most of the Information and Projections will be derived from information set forth in the Argyle's Form S-4 Registration Statement being prepared in connection with the Merger. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

          As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay and to cause the Borrower to pay to Chase the non-refundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

          Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole (excluding adverse changes to prospects as a result of changes affecting the television broadcasting industry generally), (b) our completion of and satisfaction in all material respects with a due diligence investigation of the Borrower and its subsidiaries, (c) our not becoming aware after the date hereof of any information or other matter affecting the Borrower and its subsidiaries, or the transactions contemplated hereby, which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facilities, (e) our satisfaction that, after the date hereof but prior to and during the syndication of the Facilities (currently contemplated to conclude July 18, 1997), there shall be no offering, placement or arrangement of any debt securities or bank financing that competes with the syndication of the Facilities to the prospective Lenders by or on behalf of the Borrower or Hearst or any affiliate thereof controlled by the Borrower or Hearst, other than the current renegotiation of the principal Hearst bank credit facility or any other financings by Hearst not related to its broadcast operations (it being understood that Hearst cable network operations do not constitute broadcast operations for purposes of this clause (e)), the renegotiation of the Private Placement Debt (the "Private Placement Debt") referred to in the Agreement and Plan of Merger and the Bridge Debt (the "Bridge Debt") referred to in the Agreement and Plan of Merger, (f) the negotiation, execution and delivery on or before September 16, 1997 of definitive documentation with respect to the Facilities mutually satisfactory to the parties and their counsel and (g) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Borrower.

          You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Merger or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity and reimbursement obligations
           --------
will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the bad faith, willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI and their affiliates, upon presentation of invoices and reasonable supporting documentation, for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable to the Borrower, Hearst or any of their affiliates for any indirect or consequential damages in connection with its activities related to the Facilities. Notwithstanding the foregoing, the term "indemnified person" shall not include any affiliate of Chase or CSI that holds a direct or indirect equity interest in Argyle insofar as any loss, claim, damage or liability relates to such equity interest.

          You acknowledge that Chase and/or CSI may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests. Neither Chase nor CSI will use confidential information obtained from you or your representatives by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by Chase or CSI of services for other companies, and neither Chase nor CSI nor its or their affiliates will furnish any such information to other companies. You also acknowledge that neither Chase nor CSI has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

          This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (it being understood that Argyle, as the surviving corporation in the Merger, will continue to be entitled to the benefits of this Commitment Letter). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          Chase and CSI each agrees that it will maintain in confidence and will not disclose, publish or disseminate, any confidential information designated as such by the Borrower which it has or shall acquire in connection herewith relating to the business, operations and condition, financial or otherwise, of the Borrower, Hearst and their respective subsidiaries, except that such information may be disclosed by Chase and CSI if and to the extent that: (a) such information is in the public domain at the time of disclosure; (b) such information is required to be disclosed by subpoena or similar process of applicable law or regulations; (c) such information is required to be disclosed to any regulatory or administrative body or commission to whose jurisdiction Chase and CSI may be subject; (d) such information is disclosed to counsel, auditors or other professional advisors to Chase and CSI, and to any affiliates of Chase or CSI provided that such affiliates agree to keep such information confidential as set forth herein; (e) such information is disclosed in connection with any litigation or dispute between either of Chase and CSI or the Borrower concerning the Facilities; or (f) such information is disclosed in connection with the syndication of the Facilities, so long as the Person to whom such information shall be disclosed shall have agreed to keep such information confidential as set forth herein, provided that, unless specifically prohibited
                                  --------
by applicable law or court order, Chase and CSI (as applicable) shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of Chase by such governmental agency).

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing
                                               --------
restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

          The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder; provided, that your obligations under this
                              --------
Commitment Letter, other than those arising under the fourth, fifth, sixth and thirteenth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 17, 1997. Chase's commitment and CSI's agreements herein will expire at such time

        Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.


                                        Very truly yours,


                                        THE CHASE MANHATTAN BANK

                                        By: /s/ Mitchell J. Gervis
                                           ------------------------------
                                           Name: Mitchell J. Gervis
                                           Title: Vice President

                                        CHASE SECURITIES INC.

                                        By: /s/ Stephen P. Mumblow
                                           ------------------------------
                                           Name: Stephen P. Mumblow
                                           Title: Managing Director


Accepted and agreed to
as of the date first
written above by:


ARGYLE TELEVISION, INC.

By: /s/ Harry T. Hawks
   ----------------------
  Name:
  Title:
              HARRY T. HAWKS
         Chief Financial Officer
            Assistant Secretary
               & Treasurer

                                                                       Exhibit A


                         HEARST-ARGYLE TELEVISION, INC.
                            SENIOR CREDIT FACILITIES

                        Summary of Terms and Conditions

                                 June 17, 1997


        Capitalized terms used herein and not defined herein have the meanings set forth in the letter (the "Commitment Letter") to
                                              ------------------
        which this Term Sheet is annexed.


I.   Parties
     -------

     Borrower:                  Hearst-Argyle Television, Inc. (the "Borrower").

     Guarantors:                Each of the Borrower's direct and indirect
                                subsidiaries (the "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit
                                Parties"). The definitive documentation will permit the release of a Guarantor upon consummation of a permitted sale or exchange of such Guarantor.

     Advisor                    Chase Securities Inc.
     and Syndication Agent:

     Administrative Agent:      The Chase Manhattan Bank ("Chase" and, in such
                                capacity, the "Administrative Agent").

     Documentation Agent:       Morgan Guaranty Trust Company of New York (the
                                "Documentation Agent" and, together with the Administrative Agent, the Agents")

     Co-Agents:                 To be determined.

     Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by CSI in consultation with the Borrower (collectively, the "Lenders").

II.  Types and Amounts of Facilities
     -------------------------------

1.   Principal Facility
     ------------------

Type and Amount:                Seven and one-half year, $1,000,000,000
                                unsecured revolving credit/term loan facility
                                (the "Principal Facility").

Availability:                   The revolving credit portion of the Principal
                                Facility shall be available on a revolving basis during the period commencing on the Closing Date through the Maturity Date.

Maturity Date:                  December 31, 2004 (the "Principal Facility
                                Maturity Date")

Conversion Date:                On December 31, 1999, the portion of the
                                Principal Facility (up to a maximum of
                                $750,000,000) in excess of a $250,000,000
                                revolving credit facility will convert into a five-year term loan. The $250,000,000 revolving credit facility will remain available through the Principal Facility Maturity Date.

Amortization:                   The term loan portion of the Principal Facility
                                shall be repayable in quarterly installments, with the totals for each year indicated below being as follows:*



                                                      Percentage of
                                                      Aggregate
                                                      Principal
                                                      Amount Due
                                                      ----------
                                December 31, 2000        10%
                                December 31, 2001        15%
                                December 31, 2002        20%
                                December 31, 2003        25%
                                December 31, 2004        30%

                                *Measured as a percentage of the outstanding principal amount of the term loan portion of the Principal Facility at the close of business on the Conversion Date.

Letters of Credit:              Up to $50,000,000 of the revolving credit
                                portion of the Principal Facility shall be
                                available for the issuance of letters of credit
                                (the "Letters of Credit") by Chase (in such
                                capacity, the "Issuing Lender"). No Letter of
                                Credit shall have an expiration date after the
                                earlier of (a) twelve months after the date of
                                issuance and (b) five business days prior to the
                                Principal Facility Maturity Date, provided that
                                                                  --------
                                any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                                Drawings under any Letter of Credit shall be
                                reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Principal Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata
                                                                  --------
                                basis.

Swing Line Loans:               A portion of the revolving credit portion of the
                                Principal Facility, in minimum amounts of
                                $500,000 and in an aggregate amount not in
                                excess of $20,000,000 shall be available for
                                swing line loans (the "Swing Line Loans") from
                                Chase and one other Lender to be designated (in
                                such capacity, the "Swing Line Lenders") on
                                same-day notice. Any such Swing Line Loans will
                                reduce availability under the revolving credit
                                portion of the Principal Facility on a dollar-
                                for-dollar basis. Each Lender under the
                                Principal Facility shall acquire, under certain
                                circumstances, an irrevocable and unconditional
                                pro rata participation in each Swing Line Loan.
                                --------

2.   Incremental Facility
     --------------------

Type and Amount:                Seven and one-half year, $250,000,000 unsecured
                                reducing revolving credit facility (the
                                "Incremental Facility").

Availability:                   At any time prior to December 31, 1998, the
                                Borrower may solicit any or all of the Lenders to provide additional commitments: (i) in minimum amounts of $10,000,000 and (ii) in aggregate amounts up to $250,000,000. The Incremental
                                Facility will be governed by the Credit
                                Documentation (as defined below) and will have the same terms and conditions as the Principal
                                Facility with the exception of the scheduled commitment reductions. No Lender will commit to the Incremental Facility at closing.

      Maturity Date:            December 31, 2004

      Commitment
      Reductions:               The Incremental Facility shall be reduced in
                                sixteen equal quarterly installments commencing
                                March 31, 2001. If after giving effect to any commitment reduction the Incremental Facility commitments shall exceed the outstandings, the Borrower will prepay any excess.

      3.   Purpose              The proceeds of the Loans (whether under the
           -------              Principal Facility or the Incremental Facility)
                                shall be used to finance the cash portion of the Merger (up to an amount not exceeding
                                $690,000,000) and fees and expenses relating thereto, to finance future acquisitions, to refinance existing debt (including Argyle's outstanding 9-3/4% Senior Subordinated Notes due
                                2005, the existing Argyle June 13, 1995 Amended and Restated Credit Agreement, the Private
                                Placement Debt and the Bridge Debt), to
                                repurchase equity (to the extent permitted) and for the general corporate purposes of the Borrower and its subsidiaries.


III.  Certain Payment Provisions
      --------------------------

      Fees and
      Interest Rates:           As set forth on Annex 1.

      Optional Prepayments and
      Commitment Reductions:    Commitments may be reduced by the Borrower in
                                minimum amounts of $5,000,000. ABR Loans (as
                                defined in Annex I) may be prepaid in whole or
                                in part with one business day's notice in
                                minimum amounts of $5,000,000 and in $1,000,000
                                increments in excess thereof. Eurodollar Loans
                                (as defined in Annex I) may be prepaid in whole
                                or in part with
                                two business day's notice in minimum amount of
                                $10,000,000 and in $1,000,000 increments in
                                excess thereof, subject to breakage costs.
                                Optional commitment reductions and prepayments
                                will be applied to the Principal Facility and
                                Incremental Facility ratably (after the
                                Conversion Date, such application will be
                                applied ratably to the revolving credit and term
                                loan portions of the Principal Facility), in
                                each case applied, first to the first
                                                   -----
                                installment in the next calendar year and,
                                second, ratably across scheduled amortization
                                ------
                                or commitment reductions.

Mandatory Prepayments
and Commitment
Reductions:                     The following amounts shall be applied to prepay
                                the Loans, to reduce the Incremental Facility and to reduce the revolving credit portion of the Principal Facility:

                                (a) 100% of the net cash proceeds received from asset sales (reduced by reinvested proceeds within a 350 day reinvestment period), other than those in the ordinary course of business (and other than proceeds from the sale of the Dayton, Ohio and Providence, Rhode Island stations), provided, however, if after giving effect to any asset sale, the ratio of Total Consolidated Debt to Consolidated Operating Cash Flow is less than 4.00x, no mandatory prepayment shall be required.

                                (b) 100% of all net casualty insurance
                                recoveries in excess of amounts used to replace or restore any properties within an agreed-upon period.

                                Mandatory prepayments will be applied to the
                                Principal Facility and Incremental Facility
                                ratably (after the Conversion Date, such
                                application will be applied ratably to the
                                revolving credit and term loan portions of the Principal Facility), in each case applied, first, to the first installment in the next
                                -----
                                calendar year and, second, ratably across
                                                   ------
                                scheduled amortization or commitment
                                reductions.

IV.  Certain Conditions
     ------------------

     Initial Conditions:        The availability of the Facilities shall be
                                conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "Closing Date") on or before September 16, 1997:

                                (a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Facilities (the "Credit Documentation").

                                (b) The capital structure of each Credit Party after the Merger shall be consistent with that provided for in the Agreement and Plan of Merger and with the current capital structure of Argyle and its subsidiaries.

                                (c) The Merger shall have been consummated in all material respects in accordance with the Agreement and Plan of Merger, and no provision thereof shall have been waived, amended, supplemented or otherwise modified, except for waivers, amendments and supplements previously delivered to Chase of the Agreement and Plan of Merger and except for waivers, amendments and supplements that would not have a material adverse change (as defined below) or that would not otherwise be inconsistent with the conditions set forth herein.

                                (d) The Lenders, the Administrative Agent and CSI shall have received all fees required to be paid, and all reimbursable expenses for which invoices have been presented, on or before the Closing Date.

                                (e) All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Merger, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Merger or the financing thereof, FCC orders with respect to the Merger need not be final unless any pre-grant objections shall have been filed.

                                (f) The Agents shall have received (i)
                                satisfactory audited combined financial
                                statements of the broadcasting group of Hearst and the audited consolidated financial statements of Argyle for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) satisfactory unaudited interim combined and consolidated, as the case may be, financial statements of the broadcasting group of Hearst and Argyle for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

                                (g) The Agents shall have received a
                                satisfactory pro forma consolidated balance
                                             ---------
                                sheet of the Borrower as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph (f) above, adjusted to give effect to the consummation of the Merger and the financings contemplated hereby as if such transactions had occurred on such date.

                                (h) The Agents shall have received a
                                satisfactory business plan for fiscal year 1997 and a satisfactory written analysis of the business and prospects of the Borrower and its subsidiaries for the period from the Closing Date through the Maturity Date.

                                (i) The Agents shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                                (j) The Agents shall have received a
                                satisfactory Phase I environmental audit with respect to the real property owned or leased by the Borrower and its subsidiaries from a firm satisfactory to the Administrative Agent (or otherwise shall be satisfied as to the absence of any material environmental liabilities with respect to the properties being contributed to the Borrower by Hearst in connection with the Merger).

                                (k) The Agents shall have received such legal opinions (including opinions (i) from special corporate and special communications counsel to the Borrower and its subsidiaries, (ii) delivered in connection with the Merger, accompanied by reliance letters in favor of the Lenders, and (iii) from such special counsel as may be reasonably required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

On-Going Conditions:            The making of each extension of credit shall be
                                conditioned upon (a) the accuracy of all representations and warranties in the Credit
                                Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had a material adverse effect on (a) the Merger, (b) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its subsidiaries taken as a whole (excluding adverse changes to prospects as a result of changes affecting the television broadcasting industry generally), or (c) the validity or enforceability of any of the Credit
                                Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

V.   Certain Documentation Matters
     -----------------------------

                                The Credit Documentation shall contain
                                representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and
Warranties:                     Usual and customary for credit facilities of
                                this type, including financial statements
                                (including pro forma financial statements);
                                absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority;
                                enforceability of Credit Documentation; no conflict with law or contractual obligations in any material respect; no material litigation; no material default; ownership of property; liens;
                                intellectual property; no burdensome
                                restrictions; taxes; Federal Reserve
                                regulations; ERISA; Investment Company Act;
                                capitalization; subsidiaries; environmental matters; solvency; FCC matters; and accuracy of disclosure.

Affirmative Covenants:          Delivery of financial statements, reports,
                                accountants' letters (subject to confidentiality requirements consistent with those required for a public company), projections, officers' certificates and other information requested by the Lenders (quarterlies within 60 days and annual auditeds within 90 days); payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance in all material respects with laws and material contractual obligations;
                                maintenance of property and insurance;
                                maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; and compliance in all material respects with environmental laws.

Financial Covenants:

       Leverage Ratio:          Leverage Ratio -- the ratio of Total
                                Consolidated Debt to Consolidated Operating Cash
                                Flow (on a rolling four-quarter basis and pro forma for acquisitions or dispositions) shall not exceed:

                                Through 12/30/99              5.50x
                                12/31/99 through 12/30/00     5.00x
                                12/31/00 through 12/30/01     4.50x

                                     -10 -

                                12/31/01 and thereafter        4.00X

Interest
Coverage Ratio:                 Interest Coverage Ratio -- the ratio of
                                Consolidated Operating Cash Flow to Consolidated
                                Interest Expense (in each case on a rolling four-quarter basis) must be greater than 2.00X at each fiscal quarter end through 12/31/99 and greater than 2.50x at each fiscal quarter end thereafter.

Fixed Charges
Coverage Ratio:                 Fixed Charges Coverage Ratio -- the ratio of
                                Consolidated Operating Cash Flow to Consolidated
                                Fixed Charges (in each case on a rolling four
                                quarter basis) shall not at any fiscal quarter
                                end be less than 1.1 Sx. The Capital Expenditure
                                component of Fixed Charges shall be equal to the
                                lesser of (x) actual Capital Expenditures for
                                the relevant period, and (y) $15,000,000,
                                provided that the amount of actual Capital
                                --------
                                Expenditures in excess of $15,000,000 shall not
                                be excluded from the determination of Fixed
                                Charges unless and to the extent that, at the
                                time of calculation, the Borrower has unused and
                                available credit (determined on a pro forma
                                                                  --- -----
                                basis) under the revolving credit portion of the Principal Facility.

Negative Covenants:             1.  Line of Business. 75% of Consolidated
                                    ----------------
                                Operating Cash Flow to be derived from the
                                broadcast business at all times. With respect to
                                any station that currently has a major network
                                affiliation (i.e. ABC, CBS, Fox and NBC) a major
                                network affiliation shall be maintained (i.e.
                                shifts among any such major networks at any such
                                station shall be permitted). With respect to any
                                station that is not currently affiliated with a
                                major network (including any station that is now
                                affiliated with the WB or UPN networks), shifts
                                to non-affiliated status, shifts between WB and
                                UPN, and vice versa, and shifts to affiliation
                                         ---- -----
                                 with a major network will be permitted.

                                2.  Indebtedness. Limitation on additional
                                    ------------
                                indebtedness (including guarantees and
                                contingent obligations), except for:

                                        (i)indebtedness of the Borrower or
                                    Guarantors, provided that (w) such
                                                --------
                                   indebtedness has a stated maturity at least one year longer than the Maturity Date (although the existing maturity of Argyle's 9-3/4% Senior Subordinated Notes due 2005, and of the Private Placement Debt, will be deemed acceptable), (x) no principal payments are required during the life of the Facilities, (y) such indebtedness has covenants which are no more restrictive and which do not conflict with covenants under the Facilities, and (z) the Borrower is in compliance prior to and after giving effect to such indebtedness;

                                         (ii) mutually agreed upon baskets for
                                   capitalized leases, purchase money
                                   indebtedness, debt assumed in connection with acquisitions and other secured and unsecured indebtedness; and

                                         (iii) interest rate protection, equity
                                   derivatives and other hedging transactions not entered into for speculative purposes.

                             3.  Liens. Limitation on liens (other than in the
                                 -----
                             ordinary course of business and securing certain permitted indebtedness (see clause (ii) above)).

                             4.  Mergers and Acquisitions.  Permitted so long
                                 ------------------------
                             as no Event of Default would exist before or after giving effect to such acquisitions. Acquisitions of television stations will not be limited and other acquisitions related to the broadcast industry will be permitted in an amount (excluding transaction fees and expenses) up to $100,000,000 for any single transaction and $200,000,000 over the life of the Principal Facility.

                             5.  Asset Sales and Exchanges. So long as no
                                 -------------------------
                             Event of Default would exist before and after giving effect thereto, the Borrower may enter into sales or exchanges provided that (i) asset sales are in the ordinary course of business or (ii) the broadcast cash flow attributed to all stations sold or exchanged shall not exceed 25% of broadcast cash flow in any year and 50% for any rolling 5-year period (excluding the sales of the Dayton and Providence stations, which shall in any event be permitted).

                             6.  Restricted Payments. The aggregate amount of
                                 -------------------
                             all Restricted Payments, including capital stock repurchase programs and repurchases of Argyle's 9-3/4% Senior Subordinated Notes due 2005 (other than any redemption of such Notes as a result of a "change of control" event in connection with the Merger), but excluding cash paid to stockholders in connection with the Merger, shall not exceed the sum of (w) $100,000,000, (x) the net cash proceeds from the issuance of common stock or preferred stock of the Borrower, (y) the net cash proceeds received by the Borrower from the sale of stock or assets in Subsidiaries, except to the extent required to be applied to the prepayment of the Facilities and (z) 33-1/3% of cumulative Excess Cash Flow, provided, however, if before and after
                                        --------  -------
                             giving effect to any Restricted Payments the Leverage Ratio does not exceed 4.00X and the Borrower is in compliance with all covenants and no default or Event of Default shall exist, Restricted Payments shall be unlimited.

                             7.  Affiliates. Transactions with affiliates to
                                 ----------
                             be on commercially reasonable terms pursuant to agreements comparable to those that would result in arm's-length arrangements, provided that arrangements between Hearst and Argyle with respect to payroll, insurance, employee benefits, tax services, accounting, corporate, legal and other administrative items that are on terms no less favorable to Argyle than those historically charged by Hearst to the stations being contributed by it to the Borrower in the Merger and reflected in the projections previously delivered to the Lenders are deemed to satisfy this standard.

                             8.  Other Limitations. Other limitations usual
                                 -----------------
                             and customary for credit facilities of this type, including limitations on investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; and changes in fiscal year.

Events of Default:           Usual and customary for credit facilities of this
                             type, including payment default; material inaccuracy of representations and warranties;
                             covenant default after giving effect to applicable cure periods; cross-default to debt of Borrower or a Guarantor in any case in an amount exceeding
                             $15,000,000; bankruptcy or insolvency; certain
                             ERISA events; material judgments; and change of control, subject in certain cases, to notice, grace and cure provisions as agreed. "Change of control" will be defined as Hearst (and identified affiliates) ceasing to own at least 35% of the outstanding stock of the Borrower and ceasing to be able to control the board of directors of the Borrower.

Required Banks:              Greater than 50%.

Assignments and
Participations:              The Lenders shall be permitted to assign and sell
                             participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent only of the Administrative Agent, the Issuing Lender and the Swing Line Lenders and, in the case of any assignment of Commitments, of the Borrower (which consent shall not be unreasonably withheld or delayed). Assignments to a Federal
                             Reserve Bank permitted without consent. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, so long as the claim made by a participant shall not exceed the amounts that could have been made by the Lender that sold such participation. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of 100% of the Lenders would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:            The Credit Documentation shall contain customary
                             provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and (subject to usual and customary limitations) other requirements of law and from the imposition of or changes after the date of the Credit Documentation in withholding or other taxes (subject to usual and customary limitations) and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:             The Borrower shall pay reasonable legal (Milbank,
                             Tweed, Hadley & McCloy, FCC and any special counsel for the Lenders, but not of separate counsel for the Lenders other than Chase, generally) and other out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the Credit Documentation regardless of whether a closing thereunder shall occur. Credit
                             Documentation shall contain certain expense and indemnification provisions for the benefit of the Administrative Agent and the Lenders customary for transactions of this type.

Governing Law:               State of New York.

Waiver of Jury Trial
and Consent to New
York Jurisdiction:           Required

Legal Counsel:               Milbank, Tweed, Hadley & McCloy

                                                                         Annex I
                                                                         -------

                           Interest and Certain Fees
                           -------------------------



Interest Rate Options:       The Borrower may elect that the Loans comprising
                             each borrowing bear interest at a rate per annum equal to:

                                   the ABR; or

                                   the Eurodollar Rate plus the Applicable
                                   Margin.

                             provided, that all Swing Line Loans shall
                             --------
                             bear interest based upon the ABR or upon quotes for short-term borrowings provided by each Swing Line Lender in its sole discretion.

                             As used herein:

                             "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and
                                                                 ----

                             (iii) the federal funds effective rate from
                             time to time plus 0.5%.
                                          ----


                             "Applicable Margin" means 0% in the case of ABR Loans and, in the case of Eurodollar Loans, shall be based upon the ratio of Consolidated Total Debt to Consolidated Operating Cash Flow as outlined below:



      Leverage                       Applicable               Commitment
       Ratio                           Margin                   Fee
       -----                           ------                   ---
      Greater than                    0.625%                    0.1875%
       5.00x
      Greater than                    0.500%                    0.1500%
       4.50x but less
       than or equal
       to 5.00x
      Greater than                    0.400%                    0.1250%
       4.00X but less
       than or equal
       to 4.50x
      Less than or
       equal to 4.00x                 0.325%                    0.1250%

                                   "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits, in the interbank eurodollar market, for one, three or six or (if agreed upon by each Lender) nine months (as selected by the Borrower) are quoted on the Dow Jones Telerate Screen. Statutory reserve requirements for eurocurrency liabilities are presently zero percent.

Interest Payment Dates:            In the case of Loans bearing interest based
                                   upon the ABR ("ABR Loans"), quarterly in arrears.

                                   In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:                   The Borrower shall pay a commitment fee at
                                   the rate indicated above under "Commitment
                                   Fee" on the average daily unused portion of the committed Incremental Facility and the revolving credit portion of the Principal
                                   Facility, payable quarterly in arrears.

                                   Swing Line Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the revolving credit portion of the Principal Facility of the respective Swing Line Lender.

                                   Outstanding Letters of Credit shall, for purposes of the commitment fee calculations, be deemed to be a utilization of the revolving credit portion of the Principal Facility.

Letter of Credit Fees:             The Borrower shall pay a commission on all
                                   outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the revolving credit portion of the Principal
                                   Facility and shall be payable quarterly in arrears.

                                   A fronting fee equal to 3/16% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:                      At any time when the Borrower is in default
                                   in the payment of any amount of principal due under the Facilities, all outstandings shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:                All per annum rates shall be calculated on
                                   the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.